Exhibit 99.1

News Release
For more information, please contact:
Bill Davis, Perficient, Inc., (314) 529-3555
bill.davis@perficient.com

FOR IMMEDIATE DISTRIBUTION

PERFICIENT ACQUIRES NASCENT SYSTEMS
Addition of Oracle ERP skills to Perficient solutions portfolio creates meaningful cross-sell opportunities

St. Louis (June 1, 2012) – Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced that it has acquired Dallas-based Nascent Systems LP (“Nascent”), a  $17 million annual services revenue business and technology consulting firm focused on Oracle ERP solutions, utilizing the Oracle E-Business Suite.

The transaction will increase Perficient’s current annualized revenues to nearly $340 million and is expected to be accretive to earnings per share immediately.

“We’re pleased to add Nascent’s Oracle EBS expertise to Perficient’s solutions portfolio in this well-structured transaction,” said Jeffrey Davis, Perficient’s chief executive officer and president. “Nascent is a well-run business that has realized consistent growth and impressive margins while building its reputation as a leading provider of Oracle ERP solutions to the world’s leading enterprises. Enterprises accustomed to engaging Perficient for our deep expertise across a broad solutions portfolio can now leverage our business and technology consultants for ERP implementations as well. ”

“Given our existing leadership around Oracle CRM and EPM solutions, we view Oracle ERP as a significant cross-selling and growth opportunity within our existing client base,” said Kathy Henely, Perficient’s chief operating officer. “Nascent’s strong presence in the Texas, Oklahoma, Louisiana and Arkansas (TOLA) markets builds upon our already substantial footprint in those important markets, while their national delivery model and fully mobile workforce is something we’ll have the immediate capacity to leverage across our entire client base.”

The acquisition of Nascent also:

▪	Increases Perficient’s market presence in the TOLA markets;
▪	Adds more than 70 consulting, technology, sales and support professionals; and
▪	Adds client relationships with enterprise customers including Alpha Natural Resources, AMC Entertainment, Boardwalk Pipeline, Emerson Process Management, GENBAND, TD Ameritrade and many others.

All Nascent partners will join Perficient in key leadership roles.  Co-Founder and Chief Executive Chris Wilson will join as a General Manager and report directly to Don Kasica, vice president of Perficient’s Oracle operations. Nascent partners Stuart Massey, Mike Williamson and Joseph Hayes also join Perficient.

“Perficient is well known for its expertise across many technology platforms and is already perceived as one of the finest Oracle implementation partners in the country,” said Wilson. “Joining the Perficient team accelerates our collective opportunities for further growth and success.”

The consideration paid in the transaction is approximately $18.1 million and includes $11.3 million in cash and approximately $6.8 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ Global Select Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement).

Randy Grigg, managing partner of Ridgecrest Advisors, advised Perficient on the transaction in his capacity as a registered investment banking agent of Burch & Company, Inc.

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About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient’s professionals serve clients from a network of offices across North America and three offshore locations, in Eastern Europe, India, and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners, and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market(SM), is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning “Premier Level” IBM business partner, a TeamTIBCO partner, a Microsoft National Systems Integrator and Gold Certified Partner, a Documentum Select Services Team Partner, and an Oracle Certified Partner.

About Nascent Systems, LP.
Nascent Systems is a full-service software evaluation and implementation firm that specializes in working with the Oracle E-Business Suite and Vertex for sales, use and value added taxes. With specialty practices in Engineering & Construction (E&C), Professional Services, Energy and High Tech Manufacturing, Nascent Systems is the premier Oracle consulting firm for delivering services related to implementations, upgrades, project management, and managed support for existing clients of the Oracle E-Business Suite.

Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2012.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The “forward-looking” information is based on management’s current intent, belief, expectations, estimates, and projections regarding our company and our industry.  You should be aware that those statements only reflect our predictions.  Actual events or results may differ substantially.  Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly report on Form 10-Q for the quarter ended March 31, 2012.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.